[EXECUTION COPY]

AGREEMENT

This AGREEMENT, dated as of April 7, 2009 (this “Agreement”), is by and among TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and the entities listed on Exhibit A hereto (each, an “Avalon Party” and collectively, the “Avalon Parties”).

WHEREAS, the Avalon Parties are the beneficial owners of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, on each of November 25, 2008 and March 19, 2009, Avalon Portfolio, LLC sent letters to the Company (the “Demand Letters”), demanding an inspection of certain records and documents of the Company pursuant to Section 180.1602(2) of the Wisconsin Business Corporation Law and Section 9.2 of the Amended and Restated Bylaws of the Company;

WHEREAS, on December 23, 2008, Avalon Portfolio, LLC, a Delaware limited liability company and one of the Avalon Parties, submitted to the Company a notice (the “Notice”) of its intention (i) to nominate four individuals for election to the Company’s board of directors (the “Board”) at the Company’s 2009 annual meeting of shareholders (the “2009 Annual Meeting”) and to solicit proxies in support of their election and (ii) to seek from the Company reimbursement of proxy solicitation expenses in the event that the Avalon Parties’ nominees are elected to the Board;

WHEREAS, on March 13, 2009, the Avalon Parties filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a preliminary proxy statement on Schedule 14A (such preliminary proxy statement, as amended from time to time, and any related definitive proxy statement on Schedule 14A filed with the SEC by the Avalon Parties, the “Avalon Proxy Statement”) to solicit proxies in support of the election, at the 2009 Annual Meeting, of nine individuals to the Board, including the four individuals identified in the Notice;

WHEREAS, the Company has determined that the interests of the Company and its shareholders would best be served by, and the Avalon Parties have determined that they would best be served by, (i) avoiding the substantial expense and disruption that would result from a continuation of Avalon’s ongoing proxy contest for election of directors at the 2009 Annual Meeting (the “Avalon Proxy Contest”), (ii) increasing the number of directors constituting the Board from nine (9) to eleven (11), (iii) appointing the Avalon Nominee (as defined herein) to the Board, (iv) nominating the Avalon Nominee for election to the Board at the 2009 Annual Meeting and (v) appointing the Independent Nominee (as defined herein) to the Board; and

WHEREAS, in consideration of the agreements of the Company set forth herein, among other matters, and subject to the terms of this Agreement, each of the Avalon Parties has agreed to end the Avalon Proxy Contest and to vote for the election of the Company Nominees (as defined herein) at the 2009 Annual Meeting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

(a) “2010 Annual Meeting” means the Company’s 2010 annual meeting of shareholders.

(b) “2011 Annual Meeting” means the Company’s 2011 annual meeting of shareholders.

(c) “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act. The parties shall not be deemed to be Affiliates of each other as a result of their execution of this Agreement.

(d) “Avalon Nominee” shall mean Jonathan McCloskey or his replacement as designated pursuant to Section 3.3(b).

(e) The terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(f) “Company Nominees” shall consist of John J. Greisch, Sam R. Leno, T. Rockwell Mackie, John J. McDonough, Cary J. Nolan, Carlos A. Perez, Frederick A. Robertson, Roy T. Tanaka and Frances S. Taylor.

(g) “Director” shall mean a member of the Board.

(h) “Minimum Condition” shall mean beneficial ownership by the Avalon Parties, Theodore Waitt or their respective controlled Affiliates of at least an aggregate of 1,300,975 shares of Common Stock (as adjusted for any dividends of Common Stock, stock splits, stock combinations, reclassifications, recapitalizations or the like) at any given time.

(i) “Standstill Period” means the period beginning on the date of this Agreement and ending on the earlier of (i) the date of the 2011 Annual Meeting; (ii) if either the Company or the Avalon Representative (as defined herein) delivers the Standstill Termination Notice (as defined herein) in accordance with Section 3.1(c), the date of the 2010 Annual Meeting; (iii) the date on which the Avalon Nominee resigns or is removed pursuant to Section 3.8(a); (iv) at the election of the Avalon Representative, (A) the date on which the Company or the Board breaches its obligations under Section 3.1(a) or 3.1(b) or (B) the date that is 15 days after the Company has received a notice from the Avalon Representative describing an alleged breach of Section 3.2(a) or 3.2(b) by the Company or the chair of the Nominating Committee (as defined herein), if the Company has not cured any breach so described; or (v) April 30, 2011.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Authority; Binding Agreement. The Company hereby represents that this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Avalon Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Avalon Party, and is a valid and binding obligation of such Avalon Party, enforceable against such Avalon Party in accordance with its terms. Each of the parties hereto represents and warrants that the execution, delivery and performance of this Agreement by such party does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to such person or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party.

2.2 Governmental Approval. Each of the parties hereto represents and warrants that, except in connection with the filing by the Company with the SEC and Nasdaq of proxy statements on Schedule 14A in connection with the 2009 Annual Meeting and 2010 Annual Meeting, no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any party to this Agreement to perform such party’s obligations under this Agreement, except for such as have been obtained.

2.3 Bylaws and Articles of Incorporation. The Company represents and warrants to the Avalon Parties that the Amended and Restated Bylaws of the Company have not been amended or modified since November 5, 2008. True, accurate and complete copies of the Amended and Restated Bylaws and the Amended and Restated Articles of Incorporation of the Company were filed with the SEC as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, which was filed with the SEC on November 7, 2008.

2.4 Share Ownership. The Avalon Parties represent and warrant that, as of the date hereof, they satisfy the Minimum Condition.

ARTICLE III
COVENANTS

3.1 Avalon Nominee; 2009 and 2010 Annual Meetings; Board Size.

(a) The Company shall cause the Board and all applicable committees of the Board to take all necessary action to, effective as of April 15, 2009, (i) increase the size of the Board from nine (9) to ten (10) members, (ii) appoint the Avalon Nominee to the Board, (iii) appoint the Avalon Nominee to the Board’s nominating and corporate governance committee (the “Nominating Committee”) and (iv) nominate only the Avalon Nominee and each of the Company Nominees (collectively, the “Meeting Nominees”) for election to the Board at the 2009 Annual Meeting. The Company shall cause the Board to recommend that the Company’s shareholders vote “FOR” the Meeting Nominees as Directors of the Company at the 2009 Annual Meeting. The Company shall include this recommendation in its proxy materials for the 2009 Annual Meeting, cause the proxy used for the 2009 Annual Meeting to solicit authority to vote for the Meeting Nominees at the 2009 Annual Meeting and cause the proxy holders identified in the Company’s definitive proxy statement on Schedule 14A for the 2009 Annual Meeting to vote the shares represented by all proxies granted by the Company’s shareholders to such proxy holders in favor of the Meeting Nominees.

(b) Neither the Company nor the Board shall submit any matter to a shareholder vote at the 2009 Annual Meeting other than (i) the election of the Meeting Nominees to the Board, (ii) the amendment of the Company’s 2007 Equity Incentive Plan, (iii) the amendment of the Company’s 2007 Employee Stock Purchase Plan and (iv) the ratification of the appointment of the Company’s outside auditor, in the case of clauses (ii), (iii) and (iv) of this Section 3.1(b), as set forth in the definitive proxy statement on Schedule 14A filed by the Company with the SEC on March 24, 2009.

(c) If, during the period that is thirty (30) to sixty (60) days prior to the notice deadline in any advance notice provision contained in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws related to shareholder action to be taken at the 2010 Annual Meeting, either the Company or the Avalon Representative shall deliver written notice (the “Standstill Termination Notice”) to the Avalon Representative or the Company, respectively, of its election to terminate the Standstill Period as of the date of the 2010 Annual Meeting (i) the Company shall have no obligation to cause the Board or any committee of the Board to nominate the Avalon Nominee or the Independent Nominee for election to the Board at the 2010 Annual Meeting and (ii) the Company shall cause the Board and all applicable committees of the Board to take all necessary action to remove both the Avalon Nominee and the Independent Nominee from the Board and any committees of the Board effective immediately prior to the 2010 Annual Meeting.

(d) If neither the Company nor the Avalon Representative delivers the Standstill Termination Notice in accordance with Section 3.1(c) and if the Avalon Parties have not failed to cure any breach of Section 3.5 within fifteen (15) days after the Company has delivered notice describing any such alleged breach to the Avalon Representative, (i) the Company shall cause the Board and all applicable committees of the Board to nominate the Avalon Nominee and the Independent Nominee for election to the Board at the 2010 Annual Meeting; (ii) the Company shall cause the Board to recommend that the Company’s shareholders vote “FOR” the election of the Avalon Nominee and the Independent Nominee as Directors at the 2010 Annual Meeting; and (iii) the Company shall (x) include this recommendation in its proxy materials for the 2010 Annual Meeting, (y) cause the proxy used for the 2010 Annual Meeting to solicit authority to vote for the Avalon Nominee and the Independent Nominee at the 2010 Annual Meeting and (z) cause the proxy holders identified in the Company’s definitive proxy statement on Schedule 14A for the 2010 Annual Meeting to vote the shares represented by all proxies granted by the Company’s shareholders to such proxy holders in favor of the Avalon Nominee and the Independent Nominee.

3.2 Independent Nominee.

(a) Each of the Avalon Nominee and the chair of the Nominating Committee shall use reasonable efforts to identify, within three months after the date of the 2009 Annual Meeting, one or more persons to serve as an additional member of the Board who (x) qualifies as “independent” under Nasdaq listing standards and Item 407(a) of Regulation S-K promulgated by the SEC, (y) is reasonably believed by the proposing party not to have a relationship with the Company or any of the Avalon Parties that would impair such person’s independence in carrying out such person’s responsibilities as a director of the Company and (z) consents to his or her appointment to the Board if selected to be the Independent Nominee pursuant to this Agreement. If any person proposed by either the Avalon Nominee or the chair of the Nominating Committee shall be mutually satisfactory to both the Avalon Nominee and the chair of the Nominating Committee, such person shall be the “Independent Nominee.”

(b) As promptly as practicable after the chair of the Nominating Committee and the Avalon Nominee deliver written notice to the Company of their having determined the Independent Nominee in accordance with Section 3.2(a) (and in any event within five (5) business days after the date of the delivery of such notice), the Company shall cause the Board and all applicable committees of the Board to take all necessary action to (i) increase the size of the Board from ten (10) to eleven (11) members and (ii) appoint the Independent Nominee to the Board.

(c) All fees, costs and expenses incurred by any party hereto in connection with any search for the Independent Nominee shall be borne by the party incurring such costs.

3.3 Removal of Avalon Nominee and Independent Nominee; Board Size.

(a) Prior to the expiration of the Standstill Period, (i) the Company and the Board shall take all actions necessary and appropriate to oppose any action or threatened action (whether by consent solicitation or otherwise) to remove the Avalon Nominee or the Independent Nominee from the Board other than for gross negligence or willful misconduct and (ii) unless approved by the holders of the majority of the then outstanding shares of Common Stock or unanimously approved by the Board, the size of the Board may not be increased, except pursuant to this Agreement.

(b) In the event of the death, incapacity or resignation of the Avalon Nominee (except pursuant to Section 3.8(a)) or in the event that the Avalon Nominee ceases to be employed by any of the Avalon Parties or any of their respective Affiliates, the Avalon Parties shall be entitled to designate a replacement for such nominee that is reasonably acceptable to the Nominating Committee. In the event of the death, incapacity or resignation of the Independent Nominee (except pursuant to Section 3.8(a)), a replacement for such nominee shall be selected in accordance with Section 3.2. Any replacement nominee appointed in accordance with this Section 3.3(b) shall be promptly appointed to the Board and the committees of the Board upon which such replacement nominee’s predecessor served.

3.4 Termination of Proxy Contest; Voting.

(a) Immediately following, and effective as of, the satisfaction of the Company’s obligations under the first sentence of Section 3.1(a), each of the Avalon Parties shall (i) terminate any proxy solicitation efforts pursuant to the Avalon Proxy Statement, (ii) withdraw their nomination of any persons to stand for election at the 2009 Annual Meeting and (iii) withdraw each of the Demand Letters.

(b) Each of the Avalon Parties agrees that it shall cause all shares of Common Stock beneficially owned by Theodore Waitt, any of the Avalon Parties or any of their respective controlled Affiliates as of the record date for the 2009 Annual Meeting, to be present for quorum purposes and to be voted in favor of the Meeting Nominees for election at the 2009 Annual Meeting, and not in favor of any other nominees to serve on the Board, and, if the Company nominates the Avalon Nominee and the Independent Nominee for election to the Board at the 2010 Annual Meeting and complies with its obligations in Sections 3.1 and 3.2, each of the Avalon Parties agrees that it shall cause all shares of Common Stock beneficially owned by Theodore Waitt, any of the Avalon Parties or any of their respective controlled Affiliates, as of the record date for the 2010 Annual Meeting to be present for quorum purposes and to be voted in favor of the Board’s nominees for election at the 2010 Annual Meeting, and not in favor of any other nominees to serve on the Board.

3.5 Other Actions by the Avalon Parties. During the Standstill Period, none of the Avalon Parties shall itself or through any of its Affiliates or Associates, without the prior written consent of the Company specifically expressed by a majority vote of the Board, directly or indirectly:

(a) Form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any matter set forth in clause (b), (c), (d), (e), (f) or (g) below or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other Avalon Parties or their Affiliates or pursuant to this Agreement;

(b) Solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Common Stock with respect to any matter in opposition to any recommendation of the Board, or become a “participant” in any contested solicitation for the election of Directors with respect to the Company in opposition to the Board (as such terms are defined or used under the Exchange Act);

(c) Engage in any solicitation to encourage the withholding of shareholder votes or proxies with respect to any Director nominated by the Company or any other proposal of the Company set forth in its proxy statement;

(d) Except in the Avalon Nominee’s or the Independent Nominee’s capacity as a Director of the Company, seek to call, or to request the call of, a meeting of the shareholders of the Company;

(e) Without the prior consent of the Board or a committee thereof, solicit, seek to effect or negotiate with any person with respect to, or propose to enter into or otherwise make any public announcement or proposal whatsoever with respect to any of the following transactions: (i) a merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving the Company or any similar transaction involving all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (ii) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (iii) the purchase of 50% or more of the outstanding equity securities of the Company, whether by tender offer, exchange offer or otherwise; or (iv) the liquidation or dissolution of the Company (any transaction described in clause (i), (ii), (iii) or (iv) of this Section 3.5(e), a “Material Transaction”);

(f) Except in the Avalon Nominee’s or the Independent Nominee’s capacity as a Director of the Company, submit any shareholder proposal (pursuant to Rule 14a-8 of the Exchange Act or otherwise), or any notice of nomination or other business under the Company’s Amended and Restated Bylaws, or nominate or oppose Directors for election, at the 2009 Annual Meeting, at the 2010 Annual Meeting or otherwise;

(g) Commence or announce any intention to commence any tender offer for 50% or more of the outstanding equity securities of the Company (a “Tender Offer”);

(h) Publicly (or privately to third parties) disparage the Company, any Director or any member of the management of the Company; or

(i) Publicly seek or publicly request permission to do any of the foregoing or publicly request to amend or waive any provision of this Section 3.5 (including any of the preceding clauses (a)-(h) of this Section 3.5);

provided, however, that

(v) if a third party publicly announces a proposed bona fide Material Transaction or Tender Offer and none of the Avalon Parties has itself, or through any of its Affiliates or Associates, directly or indirectly solicited or directed such third party to propose, initiate or effectuate such Material Transaction or Tender Offer (such publicly announced proposed bona fide Material Transaction or Tender Offer, a “Third-Party Proposal”), the Avalon Parties may take any action described in Section 3.5(e) or (g) (and any other action described in Section 3.5(a), (b), (c), (d), (f) or (h)) to the extent that such action is reasonably necessary to propose, initiate or effect a reasonably competitive Material Transaction or Tender Offer; provided, however, that if the Third-Party Proposal is not a hostile Material Transaction or hostile Tender Offer, the preceding provision of this Section 3.5(v) shall only grant the Avalon Parties the right to take any action described in Section 3.5(e) or (g) (and any other action described in Section 3.5(a), (b), (c), (d), (f) or (h)) to the extent that such action is reasonably necessary to propose, initiate or effect a Material Transaction or Tender Offer that is reasonably considered to be superior to such Third-Party Proposal;

(w) the Avalon Parties may take any action described in Section 3.5(b), (c), (d) or (f) or, with respect to only the foregoing clauses, Section 3.5(a) or (i), and if the Avalon Nominee has resigned from the Board the Avalon Parties may take any action described in Section 3.5(h) (or with respect to 3.5(h), Section 3.5(a) or (i)), in each case, at any time from and after the earlier of (A) the date on which the Standstill Termination Notice is delivered to the Avalon Representative or the Company in accordance with Section 3.1(c) and (B) the date that is thirty (30) days prior to the notice deadline in any advance notice provision contained in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws related to shareholder action to be taken at the 2011 Annual Meeting;

(x) the Avalon Parties may take any action described in Section 3.5 (A) at any time after the effective date of the resignation of the Avalon Nominee, if the Standstill Termination Notice has been delivered to the Avalon Representative or the Company in accordance with Section 3.1(c) and the Avalon Nominee resigns from the Board and (B) from and after the date that is the later of (1) thirty (30) days prior to the notice deadline in any advance notice provision contained in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws related to shareholder action to be taken at the 2011 Annual Meeting and (2) the effective date of the resignation of the Avalon Nominee;

(y) it is understood and agreed that none of this Section 3.5 shall be deemed to prohibit the Avalon Nominee or the Independent Nominee from engaging in any lawful act in such nominee’s capacity as a Director that such nominee believes is reasonably necessary in connection with such nominee’s exercise of such nominee’s fiduciary duties as a Director; and

(z) the provisions of this Section 3.5 shall not limit (A) discussions between the Avalon Parties and the Avalon Nominee or the Independent Nominee, (B) discussions between the Avalon Parties and the Company or the Board, (C) the voting of shares of Common Stock held by any Avalon Parties.

3.6 Confidentiality Agreements. Notwithstanding anything to the contrary contained in this Agreement, the execution of the Company’s form of confidentiality agreement that has been executed by each of the Directors (a) by the Avalon Nominee shall be a condition to the appointment of the Avalon Nominee to the Board and (b) by the Independent Nominee shall be a condition to the appointment of the Independent Nominee to the Board.

3.7 Publicity.

(a) Promptly after the execution of this Agreement, the Company and the Avalon Parties shall issue a joint press release in the form attached hereto as Exhibit B.

(b) If the Avalon Parties are prohibited from taking any action described in Section 3.5(h), the Company shall not (whether itself or through any of its Affiliates or Associates), and shall cause the Board not to, publicly (or privately to third parties) disparage any of the Avalon Parties, the Avalon Nominee, the Independent Nominee or any officer, portfolio analyst or portfolio manager of any of the Avalon Parties unless the Avalon Parties have failed to cure any breach of Section 3.5 within fifteen (15) days after the Company has delivered notice describing any such alleged breach to the Avalon Representative.

3.8 Minimum Condition.

(a) At any time prior to the expiration of the Standstill Period, at the request of the Company, the Avalon Parties shall certify to the Company in writing that the Avalon Parties satisfy the Minimum Condition. If, at any time after the Avalon Nominee is elected to the Board but prior to the expiration of the Standstill Period, the Avalon Parties shall fail to satisfy the Minimum Condition, (i) the Avalon Parties shall use their respective reasonable best efforts to cause the Avalon Nominee on the Board to resign immediately by executing and delivering to the Company an irrevocable resignation as a member of the Board and any committees of the Board and (ii) the Company shall promptly cause the Board to determine, by a majority vote, whether or not it desires that the Independent Nominee resign. If the Board so determines that the Board desires that the Independent Nominee resign and the Independent Nominee does not immediately execute and deliver to the Secretary of the Company the Independent Nominee’s irrevocable resignation as a member of the Board and any committees of the Board, the Board shall promptly remove the Independent Nominee from the Board and all committees thereof. If the Avalon Nominee fails to immediately deliver an irrevocable resignation pursuant to clause (i) of the immediately preceding sentence, the Board shall promptly remove the Avalon Nominee from the Board and all committees thereof.

(b) Prior to the 2009 Annual Meeting, the Avalon Representative shall notify the Company promptly (and in any event within one business day) if, at any time, the Avalon Parties shall fail to satisfy the Minimum Condition.

(c) After the 2009 Annual Meeting but prior to the expiration of the Standstill Period, the Avalon Representative shall notify the Company promptly (and in any event within three business days) if, at any time, the Avalon Parties shall fail to satisfy the Minimum Condition.

(d) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to perform any of its obligations under, and none of the Avalon Parties shall have any rights under:

(i) Section 3.1(a) or (b) unless at all times after the date hereof and prior to the 2009 Annual Meeting the Avalon Parties shall have satisfied the Minimum Condition;

(ii) Section 3.1(d) unless at all times after the date hereof and prior to the 2010 Annual Meeting the Avalon Parties shall have satisfied the Minimum Condition;

(iii) Section 3.2 unless at all times after the date hereof and prior to the date on which the Independent Nominee is agreed upon by the parties hereto the Avalon Parties shall have satisfied the Minimum Condition; or

(iv) Section 3.3 unless at all times after the date hereof and prior to the date on which the Avalon Parties assert any right under Section 3.3 the Avalon Parties shall have satisfied the Minimum Condition.

(e) The foregoing provisions of this Section 3.8 shall not in any way affect or limit the covenants and agreements of the Avalon Parties set forth elsewhere in this Agreement.

ARTICLE IV
OTHER PROVISIONS

4.1 Remedies; Venue.

(a) Each party hereto hereby acknowledges and agrees that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of this Agreement, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Western District of Wisconsin, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each party hereto agrees that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the United States District Court for the Western District of Wisconsin (and the parties agree not to commence any action, suit or proceeding relating thereto except in such court), and further agrees that service of any process, summons, notice or document by United States registered mail to the respective addresses set forth in Section 4.3 shall be effective service of process for any such action, suit or proceeding brought against any party in such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, in the United States District Court for the Western District of Wisconsin, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in any inconvenient forum.

4.2 Entire Agreement; Amendment. This Agreement and the exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with respect to the subject matter contained herein or therein and supersede all prior agreements and understandings between the Company or any of its representatives, on the one hand, and any of the Avalon Parties or any of their respective representatives, on the other hand. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of the Company and the Avalon Representative.

4.3 Notices. All notices and other communications required or permitted hereunder and all legal process in regard hereto shall be in writing and shall be deemed validly given, delivered or served, (a) if given by telecopy (and thereafter promptly sent by U.S. mail), when such telecopy is transmitted to the telecopy number set forth below and telephonic confirmation is received, (b) if given personally, when delivered personally or (c) if sent by registered or certified mail or by nationally recognized overnight courier service, when actually received during normal business hours at the address specified below:

If to the Company:	TomoTherapy Incorporated
1212 Deming Way
Madison, Wisconsin 53717
Attention: General Counsel
Phone: (608) 830-3758
Facsimile: (608) 830-3944

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Michael A. Gordon, Esq.
Phone: (312) 853-2217
Facsimile: (312) 853-7036
If to any of the
Avalon Parties,
to it:	c/o Avalon Capital Group, Inc.
5786 La Jolla Boulevard
La Jolla, California 92037
Attention: Nicole Blakely, General Counsel
Phone: (858) 551-4419
Facsimile: (858) 551-4442

with a copy to:	Bingham McCutchen LLP
355 South Grand Ave., Suite 4400
Los Angeles, California 90071
Attention: David Robbins, Esq.
Phone: (213) 680-6560
Facsimile: (312) 984-7700

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 4.3.

4.4 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

4.5 Headings. The headings and subheadings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms of this Agreement.

4.6 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

4.7 Fees and Expenses. As promptly as practicable after the date hereof, but in no event later than five (5) business days after the date hereof, the Company shall pay to the Avalon Representative the sum of $125,000 in immediately available funds, as reimbursement for the Avalon Parties’ expenses incurred in connection with the preparation of the Avalon Proxy Statement and this Agreement, and other matters related thereto or hereto. The Company acknowledges that the Avalon Parties have provided written evidence of all such expenses prior to their reimbursement by the Company.

4.8 Term. This Agreement shall remain in full force and effect from the date hereof until the expiration of the Standstill Period or its earlier termination pursuant to Section 4.18.

4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Wisconsin.

4.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (a) the Company may not delegate, assign or otherwise transfer any of its obligations under this Agreement without the prior written consent of the Avalon Representative and (b) none of the Avalon Parties may delegate, assign or otherwise transfer any of its obligations under this Agreement without the prior written consent of the Company.

4.11 No Admission. Nothing contained herein shall constitute an admission by any party hereto of any wrongdoing.

4.12 Survival of Representations. All representations and warranties made by the parties to this Agreement or pursuant hereto shall survive the execution of this Agreement.

4.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.14 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed this Agreement with the advice of such independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

4.15 Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

4.16 No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

4.17 Avalon Representative. Each of the Avalon Parties hereby irrevocably appoints Avalon Capital Group, Inc. as such Avalon Party’s attorney-in-fact and representative (the “Avalon Representative”), in such Avalon Party’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each of the Avalon Parties, upon any action taken by the Avalon Representative or upon any document, notice, instruction or other writing given or executed by the Avalon Representative on behalf of the Avalon Parties.

4.18 Change of Control. If, as a result of the consummation of a change of control of the Company that is, to the extent required by applicable law, approved by the Board and/or the shareholders of the Company (a “Change of Control”), the Directors who comprised the Board immediately prior to the consummation of the Change of Control cease to have the legal ability to determine (dispositively or at all) the composition of the Board or the nominees for election as Directors at the 2009 Annual Meeting or the 2010 Annual Meeting, then this Agreement shall terminate, it being understood, for the avoidance of doubt, that nothing in this Agreement shall prohibit a Change of Control.

[signature pages follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed as of the date first above written.

TomoTherapy Incorporated

By: /s/ Frederick A. Robertson
——————————————
Name: Frederick A. Robertson
Title: President and Chief Executive Officer

Avalon Capital Group, Inc.

By: /s/ Dave Russell
——————————————
Name: Dave Russell
Title: EVP

Avalon Portfolio, LLC

By its Manager, Avalon Capital Group, Inc.

By: /s/ Dave Russell
——————————————
Name: Dave Russell
Title: EVP

Avalon Technology, LLC
By its Manager, Avalon Portfolio
By Avalon Capital Group, Inc.

By: /s/ Dave Russell
——————————————
Name: Dave Russell
Title: EVP

Exhibit A

Avalon Parties

Avalon Capital Group, Inc.
Avalon Portfolio, LLC
Avalon Technology, LLC

Exhibit B

Press Release

TOMOTHERAPY AND AVALON ANNOUNCE SETTLEMENT

Jonathan McCloskey to Join TomoTherapy Board of Directors;
TomoTherapy to Add Another Independent Director
_________________________________________________

MADISON, WI and LA JOLLA, CA – April 8, 2009 – TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi •Art® treatment system for advanced radiation therapy in cancer care, and Avalon Portfolio, LLC and certain of its affiliates, today announced that they have reached an agreement, under which Jonathan McCloskey, a portfolio manager at Avalon Capital Group, Inc., has been appointed to TomoTherapy’s Board of Directors, effective April 15, 2009. The parties also agreed to add another mutually acceptable independent director to TomoTherapy’s Board. With these two additions, the TomoTherapy Board would be expanded to eleven members.

“We are pleased to have reached an agreement with Avalon and welcome Mr. McCloskey as a new director,” said Fred Robertson, M.D., TomoTherapy’s CEO. “The Board and management remain confident in TomoTherapy’s technology leadership position in the radiation therapy marketplace and continue to believe in the significant long-term potential of the Company. Despite near-term economic challenges, we remain focused on driving operating results and are committed to delivering increased value to all of our shareholders.”

“We are pleased to join TomoTherapy’s Board of Directors and actively work with the Board to enhance shareholder value,” said Jonathan McCloskey of Avalon Capital Group, Inc.

McCloskey will serve on the Board’s Nominating and Governance Committee. In addition, TomoTherapy and Avalon will identify and evaluate potential independent candidates for nomination to the TomoTherapy Board.

Pursuant to the agreement, Avalon will withdraw its nominees for election to the Board of Directors. TomoTherapy’s annual meeting of shareholders will take place as scheduled on May 1, 2009, and Avalon has agreed to vote its TomoTherapy shares for reelection of all of the Company’s director nominees.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi •Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi •Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

©2009 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi •Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.

About Avalon Capital Group
Avalon Capital Group, Inc., based in La Jolla, California, is the private investment company of Ted Waitt, co-founder of Gateway. The firm invests in a diverse array of industries, including real estate, technology, health care, finance and entertainment. More information on Avalon Capital Group can be found at www.avalon.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

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